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Exhibit 12

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

		For the three-month periods ended March 31,				For the year ended December 31,
		2005		2004		2004		2003		2002		2001		2000
1.	Income from operations before income taxes and cumulative effect of changes in accounting principle, after-tax	$77		$136		$545		$453		$302		$553		$711

	Fixed Charges:
2.	Interest on indebtedness	$—		$—		$—		$—		$—		$—		$—
3.	Interest factor of annual rental expense	—		—		—		—		2		4		4

4.	Total fixed charges (2+3)	$—		$—		$—		$—		$2		$4		$4

5.	Income from operations before income taxes and fixed charges (1+4)	$77		$136		$545		$453		$304		$557		$715

6.	Ratio of earnings to fixed charges before dividends on redeemable preferred securities and interest credited to contractholder funds (5/4)	—		—		—		—		152.0	X	139.3	X	178.8	X

7.	Dividends on redeemable preferred securities	—		—		2		2		3		20		20
8.	Total fixed charges and dividends on redeemable preferred securities (4+7)	$—		$—		$2		$2		$5		$24		$24

9.	Income from continuing operations before income taxes, fixed charges and redeemable preferred securities (1+4+7)	$77		$136		$547		$455		$307		$577		$735

10.	Ratio of earnings to fixed charges, excluding interest credited to contractholder funds(A) (9/8)	—		—		273.5	X	227.5	X	61.4	X	24.0	X	30.6	X

11.	Interest credited to contractholder funds	$576		$449		$1,923		$1,764		$1,691		$1,670		$1,519
12.	Total fixed charges including dividends on redeemable preferred securities and interest credited to contractholder funds (8+11)	$576		$449		$1,925		$1,766		$1,696		$1,694		$1,543

13.	Income from continuing operations before income taxes and fixed charges including interest credited to contractholder funds (1+12)	$653		$585		$2,470		$2,219		$1,998		$2,247		$2,254

14.	Ratio of earnings to fixed charges (13/12)	1.1	X	1.3	X	1.3	X	1.3	X	1.2	X	1.3	X	1.5	X

(A)
In this presentation, interest credited to contractholder funds is excluded to promote transparency and allows users of this exhibit to quantify the impact of interest credited to contractholder funds on the ratio of earnings to fixed charges.

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  Exhibit 12
ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO